Exhibit 2.2

Execution Copy

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of September 22, 2026 (this “Joinder Agreement”), is entered into by and among Isdera Inc, a company incorporated in the Cayman Islands as an exempted company and wholly-owned subsidiary of UY Scuti Acquisition Corp. (“Purchaser”), Isdera Technology Limited, a company incorporated in the Cayman Islands as an exempted company and wholly-owned subsidiary of Purchaser (“Merger Sub”), and the other parties signatory hereto, and is made pursuant to that certain Agreement and Plan of Merger (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms thereof, the “Merger Agreement”), dated as of July 18, 2025, by and among Isdera Group Limited, a company incorporated in the Cayman Islands as an exempted company (the “Company”), Xinghui Automotive Technology (Hainan) Co., Ltd (星晖汽车科技（海南）有限公司), a company formed under the laws of the People’s Republic of China, Jianxun Kou, Shuyan Wang, and Wenfang Song, individuals, solely in their capacity as the shareholder representatives of Xinghui Technology, Songze Shares Ltd., a BVI business company incorporated under the laws of the British Virgin Islands, Wenyuan Holdings Ltd., a BVI business company incorporated under the laws of the British Virgin Islands, and Shuyan Holdings Ltd., a BVI business company incorporated under the laws of the British Virgin Islands (each, a “Principal Shareholder” and collectively, the “Principal Shareholders”), Wenfang Song, an individual, solely in his capacity as the shareholder representative, agent and attorney-in-fact of the Principal Shareholders (the “Principal Shareholders’ Representative”), and UY Scuti Acquisition Corp., a company incorporated in the Cayman Islands as an exempted company (“Parent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, Purchaser was incorporated after the effective date of the Merger Agreement for the purpose of participating in the transactions contemplated thereby and to effect the merger of Parent with and into Purchaser, in which Purchaser will be the SPAC Surviving Corporation;

WHEREAS, Merger Sub was incorporated after the effective date of the Merger Agreement for the purpose of participating in the transactions contemplated thereby and to merge with and into the Company with the Company being the surviving entity and a wholly-owned subsidiary of Purchaser; and

WHEREAS, the parties hereto desire to execute this Joinder Agreement pursuant to which each of Purchaser and Merger Sub shall become a party to, and be bound by, the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1. Agreement to be Bound. Each of Purchaser and Merger Sub hereby agrees that upon execution of this Joinder Agreement, it shall become a party to the Merger Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties, rights, obligations and conditions of the Merger Agreement applicable to such party as though an original party thereto.

2. Successors and Assigns. This Joinder Agreement shall be binding upon, enforceable by and inure to the benefit of the parties and their respective successors and assigns.

3. Entire Agreement. This Joinder Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and, except as expressly provided in this Joinder Agreement or the Merger Agreement, supersedes all prior negotiations, representations or agreements, either oral or written, with respect to such subject matter.

4. Counterparts. This Joinder Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. This Joinder Agreement may be executed and delivered by facsimile or electronic transmission.

5. Governing Law. This Joinder Agreement and any claim, controversy or dispute arising under or related to this Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State (including in respect of the statute of limitations or other limitations period applicable hereto), and without regard to the conflicts of laws principles thereof. Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the exclusive jurisdiction and venue of the courts of the State of New York or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and any appellate court thereof, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner prescribed in Section 14.7 of the Merger Agreement or in any other manner authorized by New York law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by applicable law.

6. Headings. The headings contained in this Joinder Agreement are for convenience or reference only and shall not be deemed to alter or affect any provision hereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be effective as of the date first written above.

PARENT:

UY Scuti Acquisition Corp.

By:	/s/ Qunxue Yin
Name:	Qunxue Yin
Title:	Chief Executive Officer

COMPANY:

Isdera Group Limited

By:	/s/ Wenfang Song
Name:	Wenfang Song
Title:	Authorized Signatory

PRINCIPAL SHAREHOLDERS:

Songze Shares Ltd.

By:	/s/ Wenfang Song
Name:	Wenfang Song
Title:	Authorized Signatory

Wenyuan Holdings Ltd.

By:	/s/ Jianxun Kou
Name:	Jianxun Kou
Title:	Authorized Signatory

Shuyan Holdings Ltd.

By:	/s/ Shuyan Wang
Name:	Shuyan Wang
Title:	Authorized Signatory

PRINCIPAL SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Wenfang Song
Name:	Wenfang Song

[Signature Page to Joinder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be effective as of the date first written above.

PURCHASER:

Isdera Inc

By:	/s/ Qunxue Yin
Name:	Qunxue Yin
Title:	Director

MERGER SUB:

Isdera Technology Limited

By:	/s/ Qunxue Yin
Name:	Qunxue Yin
Title:	Director

[Signature Page to Joinder Agreement]